Exhibit 99.1

   Hasbro, Inc. Appoints John Frascotti to President

PAWTUCKET, R.I. – February 6, 2017-  Hasbro, Inc. (NASDAQ: HAS) today announced the promotion of John Frascotti to President, effective immediately.  Mr. Frascotti continues to report to Brian Goldner who, with today’s appointment, becomes Chairman and Chief Executive Officer of Hasbro, Inc.

In this role, Mr. Frascotti will continue to lead Hasbro’s product design and development, global marketing, digital gaming, entertainment and consumer products initiatives.

"John’s strategic vision and consumer-centric approach to our brands and our business, combined with his authentic leadership style, has played a pivotal role in our evolution from a traditional toy and game company to a global play and entertainment leader," said Mr. Goldner.  "He has been a critical member of our senior management team for nearly 10 years and I look forward to continuing to work alongside him as we, together with our leadership and teams around the world, take Hasbro to new levels of success into the future.”

Mr. Frascotti joined Hasbro in 2008 as Chief Marketing Officer and in 2014 became President of Hasbro Brands.  During his tenure, he has played a critical role in the re-imagination and re-invention of Hasbro’s world-class portfolio of brands including TRANSFORMERS, NERF, MY LITTLE PONY, MONOPOLY, MAGIC: THE GATHERING and PLAY-DOH, in addition to numerous other brands in the company’s portfolio.  His experience in brand building, brand marketing, digital marketing, and entertainment to has contributed to expanding the reach of these brands globally.

"I am humbled and honored to take on the role of President of this phenomenal company,” said Mr. Frascotti.  “I believe the strength of our brands and the quality of our teams around the world is unparalleled and there remains enormous potential in both to drive further momentum in our business and develop our brands across platforms to meet the evolving needs of our global consumers.”

Before joining Hasbro, Mr. Frascotti served in several senior executive positions at Reebok International Ltd. including Senior Vice President of the Sport Division where he managed the company’s largest global business segment.

He is also is a member of the Board of Directors of Corus Entertainment in Toronto, Canada, and was recognized by Forbes Magazine as one of top 5 most influential CMO’s amongst the top 500 companies in Forbes Global 2000 Biggest Public Companies list.

He received his BA in Economics from Yale, where he graduated Phi Beta Kappa and Summa Cum Laude, and his law degree from Harvard.

About Hasbro

Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to Creating the World's Best Play Experiences. From toys and games to television, movies, digital gaming and consumer products, Hasbro offers a variety of ways for audiences to experience its iconic brands, including NERF, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, LITTLEST PET SHOP and MAGIC: THE GATHERING, as well as premier partner brands. The Company's Hasbro Studios and its film label, Allspark Pictures, are building its brands globally through great storytelling and content on all screens. Through its commitment to corporate social responsibility and philanthropy, Hasbro is helping to make the world a better place for children and their families. Learn more at www.hasbro.com, and follow us on Twitter (@Hasbro & @HasbroNews) and Instagram (@Hasbro).

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Contacts

Hasbro, Inc.

Media Contact: Julie Duffy 401-727-5931 or julie.duffy@hasbro.com

Investor Contact: Debbie Hancock 401-727-5401 or debbie.hancock@hasbro.com